Strategic Alliance Agreement

This Strategic Alliance Agreement (this "Agreement") is entered into as of the 1st day of September, 2014 (hereinafter referred to as the effective date of the Agreement), by and among EMPIRE GLOBAL CORP., a Delaware corporation situated at 671 Westburne Dr. Concord, Ontario, L4K 4Z1 (hereinafter referred to as "EMGL") and DELAMORE & OWL GROUP OF COMPANIES, here in represented by Delamore Trade & Investment Company Ltd organised under the laws of England (hereinafter referred to as "D&O") situated at 29 Harley Street, London W1G 9QR, England (each individually a "Party" or collectively the "Parties").


                                    RECITALS

WHEREAS, EMGL is a fully reporting company governed under the Securities
         Exchange Act and regulated by the Securities and Exchange Commission in the United States of America and is in the business of operating online, physical and mobile skill based gaming and betting platforms for the international market;

WHEREAS, D&O is a privately owned diversified multinational business enterprise with its shares held by the majority of its management and the balance held by corporate partners, financial institutions, high net worth individuals and family offices;

WHEREAS, EMGL wishes to avail itself of the D&O global network of agents, associates, directors, members and clients;

WHEREAS, D&O wishes to develop certain business ventures in combination with EMGL, and

WHEREAS, D&O and EMGL are desirous of entering into a strategic alliance to jointly exploit gaming business opportunities in various international jurisdictions and to market and perform certain complementary business development solutions and services;

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises hereinafter expressed, the parties hereto do mutually agree as follows:


                                   ARTICLE I.
                          SCOPE OF STRATEGIC ALLIANCE

A. D&O shall, in a professional manner, take all steps necessary to market and perform its Business Development Programs ("BDP"), solutions and other services (collectively the "D&O Services") for an unlimited variety of strategic ventures, projects and/or clients referred to D&O by EMGL. Any engagement to perform D&O Services shall be on such terms and conditions as D&O may approve in its sole discretion on a case by case basis. D&O will perform, schedule, staff and manage all D&O Services. Notwithstanding the foregoing, EMGL may, at its election, recover the costs for D&O Services through administrative and management fees and/or levies applied to each venture and under such circumstances D&O shall bill EMGL the pre-agreed amount for the engagement as adjusted by any client-approved fees; in the alternative, D&O will apply its fees and charges to the venture or bill the client directly. EMGL agrees to include reference to D&O in each contract and proposal involving D&O Services. D&O's BDP and other proprietary information and associated products, copyrights, trademarks, trade names and logos developed by D&O shall remain the property of D&O and reference to D&O's rights shall be made in all uses of such materials.

B. EMGL shall, in a professional manner, take all steps necessary to perform its business management, and/or aggregation and acquisitions (collectively the "EMGL Services") for D&O Services performed by D&O for EMGL. Any engagement to perform EMGL Services shall be on such terms and conditions as EMGL may approve in its sole discretion on a case by case basis. EMGL will perform, schedule, staff and manage all EMGL Services.


                                  ARTICLE II.
                            PERIOD OF PERFORMANCE

This Agreement shall be effective as of the date first set forth above and, shall remain in force for an indefinite period of time, or (ii) with respect to any projects identified in any contract for which EMGL is billing the client directly, upon the completion of D&O's Services and receipt of payment by D&O from EMGL for said services. Notwithstanding the foregoing, this Agreement may be terminated by mutual consent of the parties in writing, or at any time upon giving ninety (90) days advance written notice to the other party. Time is of the essence in this Agreement.


                                 ARTICLE III.
                                  MANAGEMENT

Each party shall designate a partner, officer or other senior person to be responsible for the overall administration of this Agreement. EMGL shall take ultimate responsibility for each venture jointly developed with D&O and incorporated into EMGL business and D&O will respond to EMGL's guidelines and direction.


                                  ARTICLE IV.
                            CONFIDENTIAL INFORMATION

A. Each Party shall hold in strict confidence, and shall cause their respective officers, directors, employees, representatives, agents and advisors to hold in strict confidence, all non-public information, knowledge or data relating to this Agreement, any Projects, any customers or potential customers, the Parties, their respective affiliates and their respective businesses, and each Party shall not use, communicate or disclose, or permit the use, communication or disclosure, of any such information, knowledge or data to anyone other than the other Party or its officers or employees; provided, however, that the foregoing shall not prohibit the use or disclosure of any such information that has been proved to be: (i) known to the Party prior to the disclosure by the other Party, (ii) in the public domain through no fault of the disclosing party, (iii) reasonably required to be disclosed by judicial or administrative process or by other requirements of law, or (iv) independently received from a third party with a right to disclose such information.

B. Each Party agrees not to make any public announcements regarding the Projects or the contents of this Agreement or of any discussions among the Parties without the prior written consent of the other Party, except for any disclosure required by applicable law. All copies or reproductions of confidential information made by the Parties shall bear a copy of the original confidentiality legend or notice on such documents, and any third parties receiving such information shall be advised in writing of the confidential nature of the disclosure.


                                   ARTICLE V.
                                NO PARTNERSHIP

Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between EMGL and D&O, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The parties do not contemplate a sharing of profits relating to the EMGL Services or the D&O Services so as to create a separate taxable entity under Section 761 of the Internal Revenue Code of 1986, as amended, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction, including, without limitation, in United States of America or England. Accordingly, for tax, property and liability purposes EMGL will provide the EMGL Services, and D&O will perform the D&O Services, each on a professional basis and as an independent contractor of the other. Revenues and expenses relating to the Services and any additional services shall be reported separately by the parties for tax purposes. During the performance of the any of the Services, EMGL's employees will not be considered employees of D&O, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker's compensation, industrial accident, labor or taxes of any kind. EMGL's personnel who are to perform the EMGL Services or additional services to be provided by EMGL hereunder shall be under the employment, independently contracted and under the ultimate control, management and supervision of EMGL. D&O's personnel who are to perform the D&O Services or additional services to be provided by D&O hereunder shall be under the employment, independently contracted and under the ultimate control, management and supervision of D&O. It is understood and agreed that D&O's employees shall not be considered EMGL's employees within the meaning or application of any of EMGL's current or future employee benefit programs for the purpose of vacations, holidays, pension, group life insurance, accidental death, medical, hospitalization, and surgical benefits, and vice versa.


                                  ARTICLE VI.
                    TRADEMARK, TRADE NAME AND COPYRIGHTS

Except as expressly provided herein, this Agreement does not give either party any ownership rights or interest in the other party's trade name, trademarks or copyrights.


                                 ARTICLE VII.
                               INDEMNIFICATION

Each of EMGL and D&O, at its own expense, shall indemnify, defend and hold the other, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney's fees) resulting solely and directly from the indemnifying party's negligence or willful misconduct. Neither EMGL nor D&O shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third-party. Each of EMGL and D&O agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each party further agrees to cooperate with the other in the defense of any such claim or other matter.


                                ARTICLE VIII.
                        NON-SOLICITATION OF PERSONNEL

D&O and EMGL agree not to engage in any attempt whatsoever, to hire, or to engage as independent contractors, the other's employees or independent contractors during the term of this Agreement and for a period of twelve (12) months following expiration or termination of this Agreement except as may be mutually agreed in writing.


                                  ARTICLE IX.
                             INTELLECTUAL PROPERTY

Work performed on engagements pursuant to this Agreement by either EMGL and/or D&O and information, materials, products and deliverables developed in connection with engagements pursuant to this Agreement shall be the property of the respective parties performing the work or creating the information. All underlying methodology utilized by D&O and EMGL respectively which was created and/or developed by either prior to the date of this Agreement and utilized in the course of performing engagements pursuant to this Agreement shall not become the property of the other. Each party's rights, titles and interests are remain the property of the respective originating party and are subject to confidentiality as set forth in Article IV herein.


                                   ARTICLE X.
                              GENERAL PROVISIONS

A. Entire Agreement: This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the subject matter hereof. This Agreement cannot be modified, changed or amended, except for in writing signed by a duly authorized representative of each of the parties.

B. Conflict: In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.

C. Assignment and Delegation: Neither party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval of the other party.

D. Notices: Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the address stated below for D&O or to the address stated below for EMGL, and shall be deemed duly given upon receipt, or if by registered or certified mail three (3) business days following deposit in the U.S. Mail. The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

If to EMGL:  Mr. Michele Ciavarella,
             Chairman and CEO, Empire Global Corp.
             671 Westburne Dr.
             Concord, Ontario, L4K 4Z1
             email: ceo.emgl@emglcorp.com

If to D&O:  Mr. Sanjeev Kumar,
            CEO, Delamore & Owl Group of Companies
            29 Harley Street, London W1G 9QR, England
            email: sanjeev@delamoregroup.com

In all instances with copy to:  Mr. Julian L. Doyle, LLB
	                        Beard Winter, LLP
                                130 Adelaide St. West, Suite 701
                                Toronto, Ontario, M5H 2K4

E. Severability: If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

F. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its choice of law principles.

G. Paragraph Headings: The paragraph headings set forth in this Agreement are for the convenience of the parties, and in no way define, limit, or describe the scope or intent of this Agreement and are to be given no legal effect.

H. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I. Exhibits: The Exhibits attached hereto are made a part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first written above.

EMPIRE GLOBAL CORP.



By: /s/ Michele Ciavarella
------------------------------------------------
        Michele Ciavarella, Chairman and CEO

DELAMORE & OWL GROUP OF COMPANIES



By: /s/ Sanjeev Kumar
------------------------------------------------
        Sanjeev Kumar, Managing Director and CEO